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EXHIBIT 21

                            J. RAY MCDERMOTT, S.A.
                  SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT
                       FISCAL YEAR ENDED MARCH 31, 1999



                                                                  PERCENTAGE
                                           JURISDICTION OF            OF
       NAME OF COMPANY                       ORGANIZATION          OWNERSHIP

Hydro Marine Services, Inc.                     Panama                100

McDermott Holdings (U.K.) Limited           United Kingdom            100
  McDermott Marine Construction Limited     United Kingdom            100

McDermott Far East, Inc.                        Panama                100
  P.T. McDermott Indonesia                     Indonesia              100

McDermott South East Asia Pte. Ltd.            Singapore              100

J. Ray McDermott Holdings, Inc.                Delaware               100
  J. Ray McDermott, Inc.                       Delaware               100

J. Ray McDermott International, Inc.            Panama                100
  J. Ray McDermott Contractors, Inc.            Panama                100
    J. Ray McDermott Middle East, Inc.          Panama                100
    J. Ray McDermott Far East, Inc.             Panama                100


The subsidiaries omitted from the foregoing list do not, considered in the aggregate as a single subsidiary, constitute a significant subsidiary.